                                                                   EXHIBIT 10.7


===============================================================================

                              AMENDED AND RESTATED


                             SHAREHOLDERS AGREEMENT


                          DATED AS OF AUGUST 23, 1996



                                     AMONG





                           NEXTEL INVESTMENT COMPANY,
                          NEXTEL COMMUNICATIONS, INC.,
                  GRUPO COMUNICACIONES SAN LUIS, S.A. DE C.V.,
                             ASSOCIATED SMR, INC.,
                       WIRELESS VENTURES OF MEXICO, INC.,
                       CARLYLE-TRICOM INVESTORS, L.L.C.,

                                      AND

                       CORPORACION MOBILCOM, S.A. DE C.V.



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

                              TABLE OF CONTENTS

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
SECTION 1. DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
      1.1 Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
      1.2 Other Definitional Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
      1.3 Determination of Outstanding Securities  . . . . . . . . . . . . . . . . . . . . . . .  12

SECTION 2. ACQUISITIONS BY THE NEXTEL GROUP  . . . . . . . . . . . . . . . . . . . . . . . . . .  12
      2.1 [Intentionally Omitted]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
      2.2 [Intentionally Omitted]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
      2.3 Nextel's First Merger Right  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

SECTION 3. TREASURY SHARES; PREEMPTIVE RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . .  14
      3.1 Agreement to Issue Treasury Shares . . . . . . . . . . . . . . . . . . . . . . . . . .  14
      3.2 Certain Antidilution Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
      3.3 Notice of Estatutos Pre-Emptive Rights . . . . . . . . . . . . . . . . . . . . . . . .  16

SECTION 4. REGISTRATION RIGHTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

SECTION 5. CERTAIN COVENANTS OF THE PRINCIPAL SHAREHOLDERS AND THE COMPANY   . . . . . . . . . .  16
      5.1 Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
      5.2 IPO and Alternate Offering . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
      5.3 Contracts with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
      5.4 Foreign Corrupt Practices Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
      5.5 Books, Records and Reports; Listing  . . . . . . . . . . . . . . . . . . . . . . . . .  19
      5.6 Right of Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
      5.7 Obligation to Transfer Voting Securities to Control Trust  . . . . . . . . . . . . . .  21
      5.8 Nextel's Technology Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
      5.9 WVM's Technology Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

SECTION 6. CONFIDENTIALITY COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

SECTION 7. MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
      7.1 Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
      7.2 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
      7.3 Benefits; Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
      7.4 Entire Agreement; Amendment and Waiver . . . . . . . . . . . . . . . . . . . . . . . .  26
      7.5 Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
      7.6 Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
      7.7 Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
      7.8 Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
      7.9 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
      7.10 Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
      7.11 English Version Governs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
      7.12 Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
      7.13 Relationship to Estatutos . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
      7.14 Nextel to Act as Agent and Primary Obligor  . . . . . . . . . . . . . . . . . . . . .  29





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
      7.15 Termination of Joint Venture Agreement  . . . . . . . . . . . . . . . . . . . . . . .  29
      7.16 Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
      7.17 Subordinated Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
      7.18 Company Covenant Regarding Certain Actions  . . . . . . . . . . . . . . . . . . . . .  30
      7.19 [Intentionally Deleted] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
      7.20 Termination of Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
      7.21 Inconsistency with Put-Call Agreement . . . . . . . . . . . . . . . . . . . . . . . .  30


ANNEXES

ANNEX A:         Registration Rights
ANNEX B:         Estatutos
ANNEX C:         Amendment
ANNEX D:         List of Investment Banks
ANNEX E:         Representations and Warranties
ANNEX F:         Nextel Purchase Agreement
ANNEX G:         Shareholders Resolutions
ANNEX H:         [Intentionally Deleted]
ANNEX I:         Bridge Note Documentation
ANNEX J:         Put-Call Agreement and Amendment

         AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (including the annexes hereto, and as such agreement and annexes may be amended or supplemented from time to time, the "Agreement") dated as of August 23, 1996 among NEXTEL COMMUNICATIONS, INC., a Delaware corporation formerly known as Fleet Call, Inc. (together with its successors, "Nextel"), NEXTEL INVESTMENT COMPANY, a wholly-owned subsidiary of Nextel Communications, Inc., (together with its successors, "Nextel Investment"), GRUPO COMUNICACIONES SAN LUIS, S.A. DE C.V., a corporation organized under the laws of Mexico (together with its successors, "Grupo"), ASSOCIATED SMR, INC., a Delaware corporation (together with its successors, "ACC"), WIRELESS VENTURES OF MEXICO, INC., a Virginia corporation (together with its successors, "WVM"), CARLYLE-TRICOM INVESTORS, L.L.C., a Delaware limited liability company (together with its successors, "Carlyle"), and CORPORACION MOBILCOM, S.A. DE C.V., a corporation organized under the laws of Mexico (together with its successors, the "Company"). As of the Closing Date (as defined below), this Agreement shall supersede and replace in its entirety the original Shareholders Agreement (the "Original Shareholders Agreement"), dated as of March 3, 1995, among the parties hereto and the Amendment thereto, dated as of the date hereof and attached hereto as Annex C, except for the Surviving Sections (as defined in such Amendment) of such Amendment which are incorporated herein; provided that this Agreement shall not be effective prior to the Closing Date (as defined below).

                             W I T N E S S E T H :

         WHEREAS, pursuant to the terms of the Subscription Agreement, dated as of March 3, 1995, among the Company, Nextel and Nextel Investment (as amended or supplemented from time to time, the "Nextel Purchase Agreement") annexed hereto as Annex F, the Company issued and sold, and Nextel purchased, newly-issued shares of the Company's capital stock;

         WHEREAS, in satisfaction of a condition to the obligations of each of the Company, Nextel and Nextel Investment to consummate the transactions contemplated by the Nextel Purchase Agreement, the Original Shareholders Agreement was executed and delivered by Nextel and the Company and the other parties hereto;

         WHEREAS, pursuant to the terms of a Subscription Agreement, dated as of the date hereof, among the Company and Nextel Investment (the "Subscription Agreement"), the Company has agreed to issue and sell, and Nextel Investment has agreed to purchase, newly issued shares of the Company's capital stock;

         WHEREAS, pursuant to the terms of the Share Purchase and Call Option Agreement (the "Share Purchase and Call Option Agreement"), dated as of the date hereof, among certain shareholders of Grupo (the "Mexican Individuals") and Nextel Investment, (i) the Mexican Individuals have agreed to sell, and

Nextel Investment has agreed to purchase from the Mexican Individuals, Voting Securities and (ii) Nextel Investment has agreed to grant to each of the Mexican Individuals the right to require Nextel Investment to sell to each of the Mexican Individuals Voting Securities under certain circumstances;

         WHEREAS, pursuant to the terms of the Put-Call Agreement (the "Put-Call Agreement"), dated as of June 13, 1996, as amended as of the date hereof, among ACC, WVM, Carlyle, Nextel, Nextel Investment and certain other shareholders of the Company, Nextel Investment has agreed to grant certain shareholders of the Company the right to sell their Beneficially Owned Voting Securities under certain circumstances, and certain shareholders of the Company have agreed to grant Nextel Investment the right to buy their Beneficially Owned Voting Securities under certain circumstances, and the parties hereto acknowledge that the Put-Call Agreement shall become effective on the Closing Date (as defined below).

         NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt of which is acknowledged, the parties hereto hereby agree as follows:

SECTION 1.       DEFINITIONS.

         1.1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "ACC" has the meaning set forth in the first paragraph hereof.

         "Accredited Investor" has the meaning set forth in Regulation D of the Securities Act, as amended.

         "Affiliate" means, as to any Person, any other Person (other than the Company) (i) that is a Subsidiary of such Person or (ii) that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, "control" when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Agent" has the meaning set forth in Section 7.14 hereof.

         "Agreement" has the meaning set forth in the first paragraph hereof.

         "Alternate Offering" means (a) a private placement of Shares (including a private placement of Shares to be resold





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
under Rule 144A under the Securities Act) and/or (b) an offering of Shares pursuant to Regulation S under the Securities Act; provided, that a private placement of Shares or an offering of Shares pursuant to Regulation S under the Securities Act shall constitute an "Alternate Offering" only if either (i) it shall be a firm commitment equity placement under Rule 144A or a firm commitment Regulation S offering that is managed by an underwriter or underwriters of national standing in the United States or Mexico and is conducted in a manner that is customary for Rule 144A placements or Regulation S offerings, as the case may be, using customary preliminary and final offering memoranda, customary contractual documentation and roadshows in which potential investors have an opportunity to hear from and question management of the Company or (ii) the number of Institutional Accredited Investors purchasing Shares in such private placement or offering under Regulation S is at least equal to twenty. For purposes of the foregoing proviso, two or more Affiliates purchasing Shares in a private placement shall constitute a single institutional Accredited Investor.

         "Antidilution Exercise Date" has the meaning set forth in Section 3.2(b) hereof.

         "Antidilution Purchaser" has the meaning set forth in Section 3.2(a) hereof.

         "Antidilution Securities" has the meaning set forth in Section 3.2(a) hereof.

         "Beneficially Own" or "Beneficial Ownership" with respect to any shares of capital stock means having beneficial ownership of such shares of capital stock, including, without limitation, having ownership of the Beneficiary Rights relating to Shares. For purposes of this definition and any other agreement referring to this definition, (i) possession of the right to acquire shares of capital stock shall not constitute "Beneficial Ownership" of such shares unless such acquisition has closed, (ii) the grant of the right to acquire shares of capital stock shall not constitute a transfer of "Beneficial Ownership" of such shares unless such acquisition has closed, (iii) any Shares subject to a pledge shall be deemed to be Beneficially Owned by the pledgor unless both (a) the pledgor has breached any of its obligations under any such pledge or any other agreement or instrument related thereto and (b) the pledgee has exercised its rights to obtain or otherwise execute the foreclosure of such Shares in accordance with the terms of the pledge. Notwithstanding the above, Nextel Investment shall also be deemed to Beneficially Own the Voting Securities subject to the Bridge Note Documentation in accordance with Section 4.06(b) of the Pledge Agreement, for so long as Grupo is in default of any of its payment obligations (whether such payment obligations are for dollars or otherwise) under the Bridge Note Documentation and notice is given to Grupo of such default.

         "Beneficiary Rights" has the meaning set forth in the Control Trust Agreement.

         "Board", "Board of Directors" and "Directors" refer, unless otherwise specified, to the Company's Board of Directors.

         "Bridge Note" means the promissory note issued by Grupo in favor of Nextel Investment dated as of the date hereof and annexed hereto in Annex I.

         "Bridge Note Documentation" means the Bridge Note, the Share Transfer Agreement and the Pledge Agreement.

         "Business Combination" of any corporation means a merger or consolidation in which such corporation is a constituent corporation and pursuant to which capital stock of such corporation is exchanged for cash, securities or other property or a sale of all or substantially all of the assets of such corporation and its Subsidiaries taken as a whole; provided, however, that (i) a merger, consolidation or sale of assets of any corporation shall not be a "Business Combination" if the ultimate Beneficial Ownership of the capital stock of such corporation immediately after the consummation of such transaction is substantially the same as the Beneficial Ownership of such corporation's capital stock immediately prior to such transaction and (ii) a "Business Combination" shall not include the merger or consolidation between any corporation and any Subsidiary of such corporation.

         "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in either New York, New York or Mexico D.F., Mexico are authorized or obligated to close by law or executive order.

         "Carlyle" has the meaning set forth in the first paragraph hereof.

         "Change of Control Date" means the date upon which any Person that is (or has a Majority Affiliate that is) a manufacturer of mobile communications equipment or mobile communications software (i) becomes a Control Owner of more than 50% of the outstanding Voting Shares (as defined below) of Nextel, (ii) elects or designates more than 50% of the board of directors, or comparable governing body, of Nextel, (iii) has a legal right or power to control actions in respect of, or a legal consent right or other legal power to veto (through share ownership, board of director's representation, or any agreement) the selection of, or actions or decisions taken by, any representative of Nextel or any Qualified Affiliate thereof on the Technology Committee established pursuant to the Estatutos or (iv) consummates a Business Combination with Nextel in which the shareholders of such Person are the Control Owners of more than 50% of the outstanding Voting Shares of the surviving entity. As used herein, "Voting Shares" means shares of capital stock, or other rights, of a Person (of whatever class) that entitle the holders thereof to vote generally (whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency) in the election of members of the board of directors, or comparable governing body, of such Person.

         "Closing Date" means the first date by which a closing has occurred under each of the Share Purchase and Call Option Agreement and the Subscription Agreement.

         "Commission" means the United States Securities and Exchange Commission or its successor.

         "Company" has the meaning set forth in the first paragraph hereof.

         "Company Securities" means (i) Voting Securities or other Shares and
(ii) any other agreement or security convertible into, exercisable for or representing any other right to acquire from the Company (whether or not currently convertible or exercisable) Voting Securities or other Shares of the Company.

         "Confidential Information" means mailing lists, customer lists, subscription lists, processes, trade secrets, software, research, techniques, designs or other technical data, know-how or other proprietary or confidential information furnished by the Company and contained in or concerning the operation or affairs of the Company whether or not such information is described as confidential; provided that "Confidential Information" shall not include information in the public domain other than as a result of a breach of this Agreement or other duty of confidentiality to any party hereto.

         "Control Owner" means a beneficial owner as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules), including the provision of such Rules that a Person shall be deemed to have beneficial ownership of all securities that such Person has a right to acquire within 60 days; provided that, for purposes of this definition, a Person will not be deemed a beneficial owner of, or to own beneficially, any securities if such beneficial ownership
(1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and the applicable rules and regulations thereunder and (2) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act.

         "Control Trust" means the trust established under the Control Trust Agreement.

         "Control Trust Agreement" means the Amended and Restated Irrevocable Trust Agreement, dated as of the date hereof, among the parties hereto (other than the Company) and the Control Trustee.





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
         "Control Trust Modification Date" means March 3, 1998, in the event the Payment Amount is greater than zero on March 3, 1998.

         "Control Trustee" means the trustee of the Control Trust.

         "Disinterested Director" means a member of the Board of Directors who was not a Nominee, whether under the Control Trust or otherwise, of the Nextel Group (or any representative thereof) and, for purposes of Section 2.3, a member of the Board of Directors who was not a Nominee, whether under the Control Trust or otherwise, of (a) any Principal Shareholder (or representative thereof) that has made the Third Party Merger Proposal at issue under Section
2.3 or (b) the Nextel Group.

         "Effective Date" has the meaning set forth in Section A.1 of Annex A.

         "Estatutos" means the corporate organizational and governance documents of the Company substantially in the form of Annex B hereto.

         "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

         "Exit Rights Agreement" has the meaning set forth in the Control Trust Agreement.

         "Fair Cash Value" has the meaning set forth in Section 2.3(a) hereof .

         "FCPA" has the meaning set forth in Section 5.4 hereof.

         "Fiscal Year" means the 12-month period beginning on January 1 and ending on December 31, unless otherwise changed by the Company.

         "Fully Diluted Ownership" means, as of any time of determination thereof and in respect of any Person or group of Persons, the number of Voting Securities that are Beneficially Owned by such Person or group of Persons and all other Voting Securities of which such Person or group of Persons have the right to acquire Beneficial Ownership directly or indirectly from the Company, whether or not any such right is currently exercisable. For purposes of this Agreement, when used with respect to Nextel and its Qualified Affiliates, Fully Diluted Ownership shall include, without limitation, the Revised Option Shares and Three Year Option Shares to the extent Nextel or its Qualified Affiliates Beneficially Own or have a right to acquire Beneficial Ownership of such Shares.
         "Fully Diluted Ownership Percentage" means, as of any time of determination thereof and in respect of any Person or group of Persons, the percentage equivalent of a fraction determined by dividing (i) such Person's or group's Fully Diluted Ownership by (ii) the number of Fully Diluted Shares.

         "Fully Diluted Shares" means, at any time of determination thereof, the number of Voting Securities outstanding, assuming the full and contemporaneous issuance of Shares that the Company is obligated to issue and exercise of all options, warrants and rights then outstanding to acquire Voting Securities from the Company, whether or not vested and whether or not treated as outstanding by the Company. Notwithstanding the foregoing, treasury shares as to which no Person has a right of acquisition or the Company has no obligation to transfer shall not be deemed to be Fully Diluted Shares.

         "GAAP" means generally accepted accounting principles, applied on a consistent basis.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity or official properly exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Grantor" has the meaning set forth in the Control Trust Agreement.

         "Grupo" has the meaning set forth in the first paragraph hereof.

         "ICC" has the meaning set forth in Section 7.7(a) hereof.

         "ICC Rules" has the meaning set forth in Section 7.7(a) hereof.

         "IPO" means an initial public offering of Shares in the United States and any other jurisdiction (if any) in which a concurrent offering is made.

         "Joint Venture Agreement" has the meaning set forth in Section 7.15 hereof.

         "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement and any capital lease).

         "Majority Affiliate" means, as to any Person, another Person which controls, is controlled by or is under common control with such Person. For purposes of this definition, a Person shall be deemed to "control" another Person only if such Person is a Control Owner of more than 50% of the outstanding Voting Shares of such other Person or has elected or designated more than 50% of the board of directors (or other governing body) of such other Person.

         "Majority Vote of the Disinterested Directors" means, with respect to any matter, (i) the vote of a majority of the Disinterested Directors or (ii) the written consent of a majority of the Disinterested Directors acting without a meeting.

         "Market Issuance" has the meaning specified in Section 3.2(a) hereof.

         "Mexican GAAP" means GAAP as applied in Mexico.

         "Mexican Individual" has the meaning set forth in the recitals hereof.

         "Mexico" means the United Mexican States.

         "Natel" means Nacional de Telecomunicaciones, S.A. de C.V.

         "New Person" has the meaning set forth in Section 7.3(b) hereof.

         "Nextel" has the meaning set forth in the first paragraph hereof.

         "Nextel Group" means Nextel, its Affiliates, each Offeree Designate of Nextel and its Affiliates.

         "Nextel Investment" has the meaning set forth in the first paragraph hereof.

         "Nextel Purchase Agreement" has the meaning set forth in the recitals hereof.

         "Nominee" of any Person means each member of the Board of Directors of the Company nominated by such Person. For purposes of this definition, a Director shall be deemed to have been nominated by a Person through the Control Trust if such Person (A) has by itself (or with its Qualified Affiliates) cast the minimum number of votes in favor of such Director in the Cumulative Voting Process under Section 6.3(a)(iii) of the Control Trust Agreement that are necessary for such Director to be selected in such Cumulative Voting Process under Section 6.3(a)(iii) for nomination by the Control Trustee and election to the Board, (B) individually nominates such Director under Section 6.3(a)(i) or 6.3(a)(ii) of the Control Trust Agreement or (C) if the Control Trust is not in effect, if such Person has by itself (or with its Qualified Affiliates) cast a sufficient number of votes in favor of such Director to cause the election of such Director at the shareholders meeting at which such Director was elected to the Board.





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
         "Offeree Designate" has the meaning set forth in the Control Trust Agreement.

         "Original Shareholder Party" means each of ACC, Carlyle, Grupo, Nextel and WVM.

         "Party" means each of the Company and each Principal Shareholder.

         "Payment Amount" means $76,818,182 less (i) the amount of indebtedness outstanding under the Bridge Note Documentation on March 3, 1998 less (ii) the amount paid by Nextel and its Qualified Affiliates for Voting Securities in purchases from each of the Mexican Individuals and/or the Company, under the Share Purchase and Call Option Agreement (excluding any amounts set off as the result of the exercise of the Call Option (as defined in the Share Purchase and Call Option Agreement)), the Subscription Agreement, the Revised Option Agreement, the Three Year Option Agreement and the Bridge Note Documentation, less (iii) the U.S. dollar value (attributed to consideration under the terms of the RadioCel Acquisition Agreement or in the Company's shareholders resolutions in connection therewith) contributed (whether in securities, through the incurrence of transaction costs or otherwise) by Nextel and its Qualified Affiliates to the Company in a capital increase, to the extent that the shareholders resolution authorizing such capital increase requires the Company or its designee to transfer such consideration to RadioCel, S.A. de C.V. or its designee under the terms of the RadioCel Acquisition Agreement or otherwise recognizes the value of such consideration in connection with the RadioCel Acquisition Agreement, including, without limitation, as transaction costs in connection with the RadioCel Acquisition Agreement (it being understood, that the aggregate dollar value under this clause (iii) may not exceed US$45 million) less (iv) the amount paid by Nextel and its Qualified Affiliates for Voting Securities in purchases from the Company, in connection with any capital increase to the extent such amount is not covered by clause
(ii) or (iii) above, if both (a) any Original Shareholder Party together with its Qualified Affiliates fails to contribute, in the aggregate, a percentage of such capital increase which is calculated by means of a fraction, the numerator of which is the number of Voting Securities Beneficially Owned by such Original Shareholder Party immediately prior to such capital increase and the denominator of which is the number of outstanding Voting Securities Beneficially Owned by all shareholders who participate in the capital increase immediately prior to such capital increase and (b) Nextel and its Qualified Affiliates contribute, in the aggregate, at least a percentage of such capital increase which is calculated by means of a fraction, the numerator of which is the number of Voting Securities Beneficially Owned by Nextel and its Qualified Affiliates immediately prior to such capital increase and the denominator of which is the number of outstanding Voting Securities Beneficially Owned by all shareholders who participate in the capital increase immediately prior to such capital increase.

         "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

         "Pledge Agreement" means the Pledge Agreement, dated as of the date hereof and annexed hereto in Annex I, which secures obligations of Grupo under the Bridge Note.

         "Principal Shareholder" means (a) each Original Shareholder Party, (b) each Qualified Affiliate thereof and (c) each Offeree Designate that has acquired Beneficiary Rights pursuant to Section 5 of the Control Trust Agreement, in the case of each such Person under clauses (a), (b) and (c) above, in its capacity as a Person Beneficially Owning Shares.

         "Principal Shareholder Group" means each Original Shareholder Party and its Qualified Affiliates.

         "Put-Call Agreement" has the meaning set forth in the recitals hereof.

         "Qualified Affiliate" means an Affiliate of an Original Shareholder
Party: (a) that has agreed (i) to be bound by the terms of this Agreement and, if in effect, the Control Trust Agreement with respect to its Beneficial Ownership of any of the Company Securities and (ii) prior to ceasing to be an Affiliate of such Original Shareholder Party, to Transfer Beneficial Ownership in all Company Securities and rights and obligations under this Agreement and, if in effect, the Control Trust Agreement to such Original Shareholder Party or another Qualified Affiliate thereof; and (b) as to which such Original Shareholder Party has agreed to be liable as a primary obligor, and not merely as a surety, for the obligations of such Qualified Affiliate under this Agreement and, if in effect, the Control Trust Agreement and any other agreement or instrument executed and delivered by such Qualified Affiliate pursuant hereto or thereto. Nextel Investment shall be deemed to be a Qualified Affiliate of Nextel.

         "Qualified IPO" has the meaning set forth in the Control Trust
Agreement.

         "RadioCel Acquisition Agreement" means an agreement, to which the Company or its designee and RadioCel, S.A. de C.V. or its designee are among the parties, for the Company or its designee to acquire the SMR business or assets of RadioCel, S.A. de C.V.

         "Register", "registered" and "registration" has the meaning set forth in Section A.1 of Annex A.

         "Registration Right Transferee" has the meaning set forth in Section
A.1 of Annex A.

         "Registrable Securities" has the meaning set forth in Section A.1 of Annex A.

         "Representative"  has the meaning set forth in Section A.1 of Annex A.

         "Requirements of Law" means, as to any Person, any law, rule, regulation, order, judgment, decree or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

         "Revised Option Agreement" means the option, issued as of March 3, 1995, originally titled the "Eighteen Month Option Agreement", and amended and restated as of the date hereof, by the Company to Nextel, which grants Nextel or its Qualified Affiliate the right to acquire, and to obligate the Company to issue and sell, newly issued Voting Securities.

         "Revised Option Shares" mean the Voting Securities that would be acquired by Nextel or its Qualified Affiliate, and issued and sold by the Company, under the Revised Option Agreement.

         "Securities Act" means the United States Securities Act of 1933, as amended.

         "Share Purchase and Call Option Agreement" has the meaning set forth in the recitals hereto.

         "Share Transfer Agreement" means the Share Transfer Agreement, dated as of the date hereof and annexed hereto in Annex I.

         "Shares" means the shares of capital stock of the Company, in any class or series.

         "Shareholder" means any Person that has Beneficial Ownership of Shares.

         "Subscription Agreement" has the meaning set forth in the recitals hereto.

         "Subsidiary" of any Person, means any other Person (except that neither the Company nor any of its Subsidiaries shall be deemed a "Subsidiary" of any Shareholder) as to which such Person possesses, directly or indirectly, either (i) more than 50% of the voting securities of such other Person or (ii) the power to direct or cause the direction of the management and policies of such other Person whether through the ownership of voting securities, by contract or otherwise.

         "Technical Committee" has the meaning set forth in the Control Trust Agreement.

         "Technology Committee" has the meaning set forth in the Control Trust Agreement.

         "Third Party Merger Proposal" has the meaning set forth in Section 2.3(a) hereof.

         "Three Year Option Agreement" has the meaning set forth in the Nextel Purchase Agreement.

         "Three Year Option Shares" has the meaning set forth in the Nextel Purchase Agreement.

         "Threshold Percentage" means 15%; provided, however, that the "Threshold Percentage" shall be 5% so long as Grupo and its Qualified Affiliates have not disposed after January 31, 1996 of Beneficial Ownership of any Voting Securities to any Person other than (a) to the Mexican Individuals who have subsequently transferred such Voting Securities to members of Nextel's Principal Shareholder Group, (b) to the Company pursuant to the resolutions attached hereto as Annex G or (c) to any member of Grupo's Principal Shareholder Group.

         "Transfer" means any registration of transfer, transfer, assignment, sale, pledge, hypothecation or other change of ownership of any kind.

         "Treasury Securities" has the meaning set forth in Section 3.2(a) hereof.

         "Treasury Stock" has the meaning set forth in Section 3.1 hereof.

         "United States" or "U.S." means the United States of America.

         "U.S. GAAP" means GAAP as applied in the United States.

         "Voting Securities" means all shares of capital stock of the Company (of whatever class) that entitle the holders thereof to vote generally in the election of Directors.

         "WVM" has the meaning set forth in the first paragraph hereof.

         "WVM Group" means WVM, its Affiliates, each Offeree Designate of WVM and its Affiliates.

         1.2 Other Definitional Provisions. (a) All terms defined in this Agreement shall have the defined meanings when used in any certificate, report or other document prepared or delivered pursuant hereto, unless the context otherwise requires.

         (b) Any term defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

         (c) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

         (d) The words "hereof", "herein" and "hereunder", and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections and Annexes shall refer to Sections of and Annexes to this Agreement, unless otherwise expressly provided.

         (e) All references to "$" or "dollars" refer to United States dollars.

         (f) An amount to be paid in "$" or "dollars" shall be paid in U.S. dollars, but any amount to be measured for purposes of determining compliance with a standard set forth in this Agreement in "$" or "dollars" may be so measured in a foreign currency and shall be translated into U.S. dollars at the average of the then prevailing free market buy and sell rates published, as of the date of determination, in The Wall Street Journal or another newspaper in wide circulation in the United States.

         (g) For purposes of this Agreement, a Subsidiary shall be deemed to be wholly-owned by the Company notwithstanding the fact that a nominee of the Company owns certain Shares of such Subsidiary to comply with the requirements of Mexican law that a sociedad anonima or sociedad anonima de capital variable have more than one shareholder, provided that the Company directly or indirectly owns at least 98% of the equity of such Subsidiary.

         (h) As used herein, "preemptive rights" includes any antidilution rights under Section 3.2 hereof.

         (i) For purposes of this Agreement, in calculating the Beneficiary Rights of Grupo and/or its Qualified Affiliates or otherwise in connection with the Voting Securities relating to Beneficiary Rights of Grupo and/or its Qualified Affiliates, shares held by employees of the Company, whether through the Control Trust or otherwise, shall not be deemed to be Beneficially Owned by the Principal Shareholder Group of Grupo until Grupo or any of its Qualified Affiliates Beneficially Owns such shares.

         1.3 Determination of Outstanding Securities. (a) For purposes of this Agreement, when calculating the number of the Company Securities outstanding at any time, such number shall be adjusted to take into account any dividend in the form of Company Securities or other distribution in the form of Company Securities, any issuance of Company Securities for the purpose of capitalizing premiums, stock-split, spin-off, combination, recapitalization, reclassification, exchange, merger, consolidation or any other change or adjustment in respect of the total Company Securities outstanding.

         (b) Company Securities held in the treasury of the Company shall not be included when calculating the number of the Company Securities outstanding.

SECTION 2.       ACQUISITIONS BY THE NEXTEL GROUP

         2.1     [Intentionally Omitted]

         2.2     [Intentionally Omitted].

         2.3 Nextel's First Merger Right. (a) In the event (i) a proposal for a tender or exchange offer to acquire a majority of the outstanding Voting Securities or to effect a Business Combination of the Company has been presented to the Company by a Person other than Nextel or any of its Affiliates (a "Third Party Merger Proposal"), (ii) the Board of Directors is considering, and has not rejected, such proposal and (iii) the Fully Diluted Ownership Percentage of Nextel and its Qualified Affiliates is at least 20%, then the Company shall give Nextel prompt written notice of such Third Party Merger Proposal. If such Third Party Merger Proposal provides for non-cash consideration that can reasonably be given a fair cash value by an investment banking firm of national standing in the United States or Mexico (a "Fair Cash Value"), then the Company shall promptly engage an investment banking firm to determine the Fair Cash Value of the Third Party Merger Proposal. Such investment banking firm shall be selected by a Majority Vote of the Disinterested Directors from a list of four nominees proposed by Nextel from the list of investment banks set forth on Annex D; provided that if Nextel does not submit to the Company a list of four nominees from Annex D within five days of notice to Nextel of the Third Party Merger Proposal, then the Disinterested Directors shall be free to select any investment bank listed on Annex D. If, on or prior to the later of the fifth day after notice from the Company of the Fair Cash Value of the Third Party Merger Proposal (as determined by the investment banking firm engaged by the Company) and the twentieth day following notice to Nextel of the Third Party Merger Proposal, Nextel shall have submitted to the Board of Directors an alternative proposal providing for (x) a Fair Cash Value equal to or greater than the Third Party Merger Proposal (provided that this condition shall not be satisfied if the investment banking firm engaged by the Company has advised the Board that, in its opinion, the Fair Cash

Value of the Third Party Merger proposal is greater than the Fair Cash Value of the Nextel proposal) and (y) all other terms and conditions are substantially comparable to those of the Third Party Merger Proposal (it being understood that Nextel shall not be required, in order to satisfy this condition, to submit an alternative proposal providing for a closing of the proposed transaction prior to the ninetieth day after the submission of the Third Party Merger Proposal), then (unless the alternative offer made by Nextel expires or is otherwise terminated or the transactions contemplated thereby fail to be consummated in accordance with the terms thereof as a result of any action or omission by a member of the Nextel Group) each Principal Shareholder (i) shall not permit any of its Nominees to vote to accept or recommend approval of such Third Party Merger Proposal and (ii) may (but shall not be required to) cause each of its Nominees to vote to accept or recommend approval of Nextel's proposal. Each Principal Shareholder shall vote against, shall take whatever action is reasonably necessary in respect of the Control Trust to cause the Voting Securities related to its Beneficiary Rights therein to be voted against and shall not permit any of its Nominees to vote to accept or recommend, approval of any resolution, process, procedure, requirement or other action considered by the Board of Directors or any committee thereof with respect to any Third Party Merger Proposal that provides the Person that has made a Third Party Merger Proposal with any information regarding, or access to, or any direct or indirect payment of any expense or conferral of any break-up fee or lock-up option in any auction or bidding process from, the Company in connection with such Third Party Merger Proposal that is not also available to Nextel; provided, however, that any Principal Shareholder may vote for, may take whatever action is necessary in respect of the Control Trust to cause the Voting Securities underlying its Beneficiary Rights therein to be voted for and may permit any of its Nominees to vote to accept or recommend any such resolution, process, procedure or requirement in the event that (A) Nextel has not satisfied the conditions set forth in clauses (x) and (y) above on or prior to the later of the fifth day after notice from the Company of the Fair Cash Value of the Third Party Merger Proposal (as determined by the investment banking firm engaged by the Company) and the twentieth day following notice to Nextel of the Third Party Merger Proposal or (B) the alternative offer made by Nextel expires or is otherwise terminated or the transactions contemplated thereby fail to be consummated in accordance with the terms thereof as a result of any action or omission by a member of the Nextel Group.

         (b) In the event that the Board accepts or recommends a Third Party Merger Proposal in accordance with this Section 2.3 and such Third Party Merger Proposal does not close within one year of the date of such acceptance or recommendation, then such Third Party Merger Proposal shall be subject to compliance again with the provisions of this Section 2.3.

         (c) In the event that Nextel submits an alternative proposal pursuant to Section 2.3(a), each Principal Shareholder shall cause its Nominees to extend reasonable cooperation to Nextel in connection with the review and evaluation of such proposal.

         (d) Nothing in this Section 2.3 shall be construed to preclude the Board of Directors from soliciting or considering proposals from Persons other than Nextel or any of its Affiliates (including new or modified proposals from any Person that has made a Third Party Merger Proposal) in addition or as alternatives to a Third Party Merger Proposal or any proposal made by Nextel or any of its Affiliates pursuant to this Section 2.3 or otherwise (provided that the Company shall comply with the provisions of this Section 2.3 with respect to any such new or modified proposal that is a Third Party Merger Proposal). Notwithstanding any other provisions of subsections (a), (b) and (c) of this
Section 2.3, any member of the Board of Directors may take any actions that such member determines in good faith, based on the advice of legal counsel, to be legally required, and no Principal Shareholder shall be in breach of this Section as a result of any such actions.

SECTION 3.       TREASURY SHARES; PREEMPTIVE RIGHTS

         3.1 Agreement to Issue Treasury Shares. Each of the Original Shareholder Parties and Nextel Investment hereby consents to the issuance of 508,492 Shares of N$1,000 par value (made pursuant to a shareholders' resolution attached hereto in Annex G) to be held in the treasury of the Company for the purpose of subsequent resale in one or more public offerings or private placements (the "Treasury Stock") (it being understood that such consent to the issuance into treasury does not extend to subsequent transfers of such shares by the Company except as provided herein). Each of the Original Shareholder Parties and Nextel Investment hereby waives (and shall cause each of its Affiliates to waive) any pre-emptive rights it has with respect to the issuance of the Treasury Stock, whether arising under the Estatutos, Mexican law or otherwise. Each of the Original Shareholder Parties and Nextel Investment agrees to take (and to cause its Affiliates to take) such actions, including, without limitation, any actions in respect of the Control Trust, as are necessary or reasonably requested by the Company to effect such issuance of Treasury Stock into the treasury of the Company and waiver of pre-emptive rights.

         3.2 Certain Antidilution Rights. (a) Notwithstanding Section 3.1, in the event that the Company transfers any Shares of the Treasury Stock or any rights, warrants or options to acquire, Shares of Treasury Stock (any such Shares, rights, warrants or options being "Treasury Securities" and any such transfer being a "Market Issuance"), the Company shall provide each Principal Shareholder Group with a Fully Diluted Ownership Percentage of at least 10% (an "Antidilution Purchaser") the right to acquire a number of Shares, rights, warrants or options to acquire Shares (corresponding to the form of the Treasury Securities) of Treasury Stock (the "Antidilution Securities"), equal to the sum of (x) the product of (i) the number of Treasury Securities being transferred in the Market Issuance multiplied by (ii) the percentage of outstanding Shares of the Company owned by such Antidilution Purchaser as of a date (the "Calculation Date") occurring 10 Business Days prior to the earlier of (A) the date of the notice by the Company of the Antidilution Exercise Date referred to below and (B) the closing date of the Market Issuance plus (y) such additional amount of Shares as will result in such Antidilution Purchaser owning, after giving effect to the Market Issuance and the delivery of Shares to all Antidilution Purchasers in connection with the exercise of antidilution rights under this Section, a percentage of such Treasury Securities and all such additional Shares delivered pursuant to this Section equal to the percentage of outstanding shares owned by such Antidilution Purchaser on the Calculation Date. Notwithstanding the foregoing, the term "Treasury Securities" shall not include the Revised Option Shares, the Three Year Option Shares, Shares issued under the employee stock option plan in effect as of the date hereof or Shares issued under the Subscription Agreement.

         (b) In order to exercise its right under this Section 3.2 to acquire a number of Antidilution Securities as specified in Section 3.2(a) hereof each Antidilution Purchaser must: (i) on or prior to the Antidilution Exercise Date (as defined below) provide a written undertaking to the Company, accompanied by such guaranties and/or collateral as the Company may reasonably require, to purchase all or any portion (expressed as a percentage) of the Antidilution Securities to which such Antidilution Purchaser will have the right to purchase under Section 3.2(a) hereof at the same purchase price, at which, and on the other terms and conditions (except for the timing of closing or otherwise as provided in this Section 3.2) pursuant to which, such Treasury Securities are initially sold to the underwriter(s) or, in the case of a private placement, to the initial purchaser(s); and (ii) comply with any restrictions on resale or other transfer of such Antidilution Securities and such other terms and conditions in respect of the purchase of such Antidilution Securities, as shall be reasonably requested by the Company and/or, in the case of a public offering, the managing underwriter(s) or, in the case of a private placement, the manager(s) for the initial purchaser(s). As used herein, "Antidilution Exercise Date" means a date selected by the Company and notified to each Antidilution Purchaser on at least five Business Days' written notice, which notice shall be given not earlier than the date of the pricing of the Market Issuance and not later than the closing of the Market Issuance. Any such notice of the Antidilution Exercise Date shall also include the type and number of Treasury Securities included in the Market Issuance, the terms and conditions of the Market Issuance and the number of Antidilution Securities the Antidilution Purchaser would be entitled to purchase under this Section 3.2.

         (c) The closing for the purchase of Antidilution Securities by any Antidilution Purchaser exercising its rights under this Section 3.2 shall occur on the closing date of such Market Issuance or on such later date selected by the Company on at least five Business Days' notice to the Antidilution Purchasers provided that such date is not earlier than the closing date of the Market Issuance and not more than five Business Days following the closing date of the Market Issuance; it being understood that the closing of the purchase of the Antidilution Securities may occur on the Antidilution Exercise Date. Such closing shall occur in the Company's principal offices in Mexico City or at such other place or on such other date as to which the Company and such Antidilution Purchaser may mutually agree. In connection with such closing, the Company and such Antidilution Purchaser shall deliver to each other such customary closing certificates and legal opinions as may be reasonably requested by such other party.

         3.3 Notice of Estatutos Pre-Emptive Rights. At least fifteen days prior to each deadline for the exercise of pre-emptive rights under Article Seven of the Company's Estatutos, the Company shall provide each Original Shareholder Party with notice of such Principal Shareholder's opportunity to exercise its pre-emptive right under Article Seven of the Company's Estatutos and any other information relevant to such opportunity to exercise pre-emptive rights that, pursuant to such Article Seven, the Company has either published in the Diario Oficial de la Federacion and in a newspaper of general circulation in the Company's domicile or announced at a shareholders meeting at which all of the Shares representing the capital stock of the Company were represented; provided, however, that in the event the Company receives a written opinion from counsel experienced in such matters that provision of such notice would violate applicable Requirements of Law, the Company shall be released from its obligations to provide such notice hereunder.

SECTION 4.       REGISTRATION RIGHTS

         The Principal Shareholders shall have the registration rights set forth in Annex A, subject to the requirement that all transfers be made in accordance with Section 5.2 of the Control Trust while the Control Trust is in effect.

SECTION 5.       CERTAIN COVENANTS OF THE PRINCIPAL SHAREHOLDERS AND THE
COMPANY

         5.1 Board of Directors. (a) The number of members of the Board of Directors of the Company will be set at nine, and will be changed only in accordance with the Estatutos and, while in effect, the Control Trust Agreement. Except as otherwise required by law, the Board of Directors of the Company shall follow the procedures set forth below.

         (i) Meetings. The Board of Directors shall hold at least four regularly scheduled meetings per year at such times as may from time to time be fixed by resolution of the Board of Directors, and no notice (other than the resolution, a copy of which shall be delivered to each Principal Shareholder and Director at least 30 days prior to the first meeting) need be given as to a regularly scheduled meeting. One of the four regularly scheduled meetings of the Board of Directors shall be held without notice immediately following the annual meeting of the Shareholders.

         (ii) Agenda. A reasonably detailed agenda shall be supplied to each Director a reasonable time in advance of each meeting of the Board of Directors, together with other appropriate documentation with respect to agenda items calling for Board of Directors action, to inform adequately Directors regarding matters to come before the Board.

         (iii) Powers of the Board. Except as otherwise set forth in the Estatutos, the Board of Directors shall reserve to itself the power to approve transactions that are of a type customarily subject to board approval as a matter of good corporate practice, and shall not delegate to any committee of the Board of Directors or to any officers of the Company the authority to deprive the Principal Shareholders of their rights under this Agreement. All committees of the Board will report to and be accountable to the Board. The Board of Directors shall establish, in cooperation with the Director General of the Company, a schedule for Board review or action, as appropriate, with respect to matters which shall typically come before the Board of Directors, including, but not limited to:

         (x) annual business plans (including capital expenditures and operating budgets);

         (y) major collaborative arrangements with third parties not in the ordinary and normal course of business as theretofore conducted; and

         (z)     appointments of officers.

         (iv) Committees. Each Principal Shareholder Group having the right to nominate, without the participation of any member of another Principal Shareholder Group, at least two Directors (under Section 6.3(a) of the Control Trust Agreement) shall have the right to include at least one of such Directors on any executive committee, audit committee, compensation committee or any other committee of the Board performing similar functions (other than the Technology Committee).

         (b)     [Intentionally omitted]

         (c) Majority Vote of Board of Directors. Except as provided in the Estatutos, Section 2.3 hereof, as otherwise agreed to among all of the Principal Shareholders or as required by applicable law, all actions of the Board of Directors shall be taken upon or pursuant to a majority vote of the Board of Directors entitled to vote thereupon.

         (d)     [Intentionally omitted]

         (e) Influence Over Natel. The Company shall, to the extent permitted by applicable law, require each member it has nominated to the board of directors (or similar governing body) or committee thereof of Natel (or any other Person which is not a Subsidiary of the Company and in which the Company or any of its Subsidiaries has nominated a member of the board of directors or similar governing body) (i) to consult with the Company's Board of Directors with respect to any vote or other action taken by such board of directors (or similar governing body) or committee thereof on any matter specified in clauses I through VI of Article 29 of the Estatutos or Section 6.3(d) of the Control Trust Agreement and (ii) to act only on any matter specified in clauses I through VI of Article 29 of the Estatutos or Section 6.3(d) of the Control Trust Agreement upon the receipt of the prior consent of (A) if Grupo and its Qualified Affiliates Beneficially Own at least the Threshold Percentage of the outstanding Voting Securities, Grupo and (B) if Nextel and its Qualified Affiliates Beneficially Own at least 20% of the outstanding Voting Securities and the Control Trust Modification Date has not occurred, Nextel.

         5.2 IPO and Alternate Offering. Subject to the provisions of this Agreement, the Control Trust and the Estatutos, each Principal Shareholder agrees that it will take such actions as may be reasonably requested by the Company to support an IPO or Alternate Offering. The Company hereby agrees and each Principal Shareholder hereby agrees to (i) vote its Voting Securities,
(ii) cause its Nominees to vote, (iii) cause its representatives on the Technical Committee to vote and (iv) instruct the Control Trustee to vote such Principal Shareholder's Voting Securities, in the case of each of (i), (ii),
(iii) and (iv), in favor of the Company's compliance with its agreement under this Section 5.2 that the Company Securities issued in the IPO, if any, shall be of the same class and series as all of the Voting Securities Beneficially Owned by each of the Principal Shareholders and their Qualified Affiliates as of the closing of the IPO, if any (or into which all of such Voting Securities Beneficially Owned by each of the Principal Shareholders and their Qualified Affiliates are convertible without any restriction which would materially prevent, impair or delay such conversion).

         5.3 Contracts with Affiliates. The Company will not, and will not permit any Subsidiary (and prior to the time Natel is a Subsidiary, to the extent the Company has the power to control such actions by Natel, Natel) to, enter into any contract or transaction with or for the benefit of any of its Affiliates

(other than wholly-owned Subsidiaries of the Company) which is not at prices and on other terms at least as favorable to the Company or such Subsidiary (and, if applicable, Natel) as those which could be obtained on an arms-length basis from an unaffiliated third party.

         5.4 Foreign Corrupt Practices Act. The Company shall, and shall cause each of its Subsidiaries (and, prior to the time Natel is a Subsidiary, to the extent the Company has the power to control such compliance by Natel, Natel) to, comply with all laws applicable to any of them or to their businesses relating to improper or illegal payments, gifts or gratuities, and the Company shall not, and shall cause each of its Subsidiaries (and, prior to the time Natel is a Subsidiary, to the extent the Company has the power to control such payment by Natel, Natel) not to, pay anything of value, directly or indirectly, to any government official in order to obtain business in violation of any applicable laws. The Parties acknowledge that the Foreign Corrupt Practices Act of the United States (the "FCPA") is a criminal statute which imposes upon United States companies mandatory affirmative duties to make good faith efforts to influence any less-than-majority-owned foreign entity to devise and maintain a system of internal accounting controls consistent with the FCPA to the extent reasonable under the circumstances.

         5.5 Books, Records and Reports; Listing. (a) The books and records of the Company and its Subsidiaries (and, prior to the time Natel is a Subsidiary, to the extent the Company has the power to control Natel's book and record keeping, Natel) shall, subject to applicable law, be kept in the English or Spanish language, except that books and records maintained in a country other than Mexico, in connection with the Company's or any of its Subsidiaries' (or, prior to the time Natel is a Subsidiary, to the extent the Company has the power to control Natel's book and record keeping, Natel's) conduct of business in such country may be maintained in the official language of such country. Each Director and Principal Shareholder Group shall be permitted to bring an interpreter to any meeting attended by such director or any member of such Principal Shareholder Group. Annually upon the close of the Fiscal Year (and at such other times as shall be approved by the Board of Directors), all such books and accounts shall be audited by the Company's independent accountants.

         (b) No later than the date upon which the Company becomes subject to the reporting requirements of the Exchange Act, the Company shall maintain and make available to each Principal Shareholder all books, records, accounts and reports required by (and compiled in accordance with) applicable Exchange Act reporting requirements.

         (c) The Company shall furnish each Principal Shareholder with the following:

         (i) as soon as available and in any event within 180 days after the end of each financial year of the Company, copies of the consolidated and consolidating balance sheets of the Company and its Subsidiaries (and, prior to the time Natel is a Subsidiary, to the extent the Company has the power to control Natel's preparation and distribution of audited year-end financial statements, Natel) as of the end of such financial year and of the related consolidated and consolidating profit and loss account, cash flow statements and statements of total recognized gains and losses of the Company and such Subsidiaries for such financial year, all prepared in accordance with Mexican GAAP (and reconciled to United States GAAP to the extent such reconciliation had previously been done by the Company) and stating in comparative form the respective consolidated and consolidating figures as of the end of and for the previous financial year and accompanied by a report thereon of independent chartered accountants of recognized international standing;

         (ii) as soon as available and in any event within 90 days after the end of each consecutive three-month period in each financial year of the Company (with the first such period beginning on the first day of such financial year) other than the last such three-month period of such financial year, copies of the consolidated and consolidating financial statements of the Company and its Subsidiaries (and, prior to the time Natel is a Subsidiary, to the extent the Company has the power to control Natel's preparation and distribution of quarterly financial statements, Natel) for such period, all prepared in accordance with Mexican GAAP with normal recurring accruals (subject to year-end adjustments and except for the absence of detailed notes) and stating in comparative form the respective consolidated and consolidating figures as of the end of and for the corresponding period in the previous financial year;

         (iii) such other financial and operating information as may be reasonably requested by any Principal Shareholder from time to time.

         (d) The Company, at its sole expense, will timely supply Nextel and The Associated Group, Inc. with any financial or other information regarding the Company that Nextel or The Associated Group, Inc., respectively, is required to include in any report or statement Nextel or The Associated Group, Inc. is required to file with any regulatory body, agency, stock market or stock exchange, in a manner that complies with the requirements of the entity with which it is to be filed, but only to the extent such information can be made available without unreasonable effort or expense by the Company (it being understood that after the Company has completed an IPO or any other transaction pursuant to which the Company becomes subject to the reporting requirements of the Exchange Act, such information would include, without limitation, financial information concerning the Company conformed to U.S. GAAP standards), and shall certify to Nextel and The Associated Group, Inc. in writing as to the accuracy and completeness of the information so furnished.

         (e) After completing an IPO, the Company will (at its sole expense) maintain the eligibility of Shares for quoting or listing on at least one major stock exchange, over-the-counter or other securities market located in the United States.

         5.6 Right of Inspection. For so long as any Principal Shareholder shall have a Nominee, such Principal Shareholder or its duly authorized Representatives shall have reasonable access, at any time during normal business hours and upon reasonable notice, to books, records and employees of the Company and its Subsidiaries (and, prior to the time Natel is a Subsidiary, to the extent the Company has the power to control such access to Natel, Natel), subject to Requirements of Law and confidentiality obligations that at the time may be owed by the Company to third parties, provided that such Principal Shareholder and its Representatives shall have entered into such confidentiality agreements as may be reasonably required by the Company. The Company shall, to the extent practicable, cause each Subsidiary (and, prior to the time Natel is a Subsidiary, to the extent the Company has the power to control the capacity of Natel to extend such cooperation, Natel) and its and such Subsidiary's directors, officers and employees (and, prior to the time Natel is a Subsidiary, the directors, officers and employees of Natel to the extent the Company has the power to control their capacity to extend such cooperation), and the Company's independent accountants, to extend reasonable cooperation for such purposes.

         5.7 Obligation to Transfer Voting Securities to Control Trust. While the Control Trust is in effect, upon obtaining the Beneficial Ownership of any Voting Securities, each Principal Shareholder shall (and, upon any of such Principal Shareholder's Affiliates which are not Qualified Affiliates becoming a transferee of Voting Securities, shall cause such Affiliate to become a Qualified Affiliate and to) immediately Transfer such Voting Securities into the Control Trust.

         5.8     Nextel's Technology Consent.

         (a) If, at any time following the occurrence of a Change of Control Date and prior to the termination of the Control Trust, Nextel would, but for the occurrence of such Change of Control Date, be entitled to designate at least one representative on the Technology Committee pursuant to Section 12 of the Control Trust, the Company shall not make any technology decision relating to the Company's digital mobile systems including, without limitation, technology decisions related to vendor selection, build-out and system design, without the consent of Nextel, such consent not to be unreasonably withheld. Notwithstanding the foregoing, no such consent shall be required if the decision involves (i) the selection of any mobile communications technology when one of the alternatives under consideration is a Proprietary Technology (as defined below) of Nextel or a Majority Affiliate (each being a "Nextel Supplier") or (ii) the selection of a manufacturer of any mobile communications equipment when one of the manufacturers under consideration is a Nextel Supplier; provided that the foregoing consent right shall be reinstated at any time that all Nextel Suppliers have been eliminated from consideration. As used herein, "Proprietary Technology" means any technology (or component or embodiment thereof) that is not made generally available by license or otherwise to manufacturers of telecommunications equipment.

         (b) After the termination of the Control Trust and so long as (i) the Control Trust Modification Date has not occurred, (ii) Nextel and its Qualified Affiliates Beneficially Own at least 10% of the Outstanding Voting Securities and (iii) WVM has not waived its rights under Section 5.9 hereof, no Principal Shareholder shall vote at a shareholders meeting or permit any of its Nominees to vote at a Board of Directors meeting to approve any technology decisions relating to the Company's digital mobile systems, including, without limitation, technology decisions related to vendor selection, build-out and system design, without the consent of Nextel, such consent not to be unreasonably withheld. Notwithstanding the foregoing, no consent shall be required if the decision involves (A) the selection of any mobile communications technology when one of the alternatives under consideration is a Proprietary Technology of a Nextel Supplier or (B) the selection of a manufacturer of any mobile communications equipment when one of the manufacturers under consideration is a Nextel Supplier (provided that the foregoing consent right shall be reinstated at any time that all Nextel Suppliers have been eliminated from consideration).

         (c) Notwithstanding the provisions of Sections 5.8(a) and 5.8(b) hereof, any Principal Shareholder or member of the Board of Directors may take any action that it determines in good faith, based on the advice of legal counsel, to be legally required, and no Principal Shareholder shall be in breach of Section 5.8(a) or 5.8(b) hereof as a result of such action.

         5.9 WVM's Technology Consent. After the termination of the Control Trust and so long as WVM and its Qualified Affiliates Beneficially Own at least 5% of the outstanding Voting Securities, no Principal Shareholder shall vote at a shareholders meeting or permit any of its Nominees to vote at a Board of Directors meeting to approve any technology decisions relating to the Company's digital mobile systems, including, without limitation, technology decisions related to vendor selection, build-out and system design, without the consent of WVM, such consent not to be unreasonably withheld. Notwithstanding the foregoing, (i) no consent shall be required if the decision involves (a) the selection of any mobile communications technology when one of the alternatives under consideration is a Proprietary Technology of a member of the WVM Group (a "WVM Supplier") or (b) the selection of a manufacturer of any mobile communications equipment when one of the manufacturers under consideration is a WVM Supplier (provided that the foregoing consent right shall be reinstated at any time that all WVM Suppliers have been eliminated from consideration) and (ii) any Principal Shareholder or member of the Board of Directors may take any action that it determines in good faith, based on the advice of legal counsel, to be legally required, and no Principal Shareholder shall be in breach of this Section 5.9 as a result of such action.

         5.10 Business Plans. A Shareholders meeting or a Board meeting of the Company shall be held annually at which a vote will be taken on the adoption of a new business plan for the Company.

         5.11    Transfer of Beneficial Ownership of Voting Securities.

         (a) Notwithstanding anything to the contrary in this Agreement or the Control Trust Agreement, the parties hereto hereby agree that the transfer of Beneficial Ownership of Voting Securities by Grupo to the Mexican Individuals shall not be subject to any provision of this Agreement or the Control Trust Agreement, provided, that such transfer to the Mexican Individuals consists solely of Voting Securities that are in turn transferred immediately by the Mexican Individuals to Nextel Investment under the terms and conditions of the Share Purchase and Call Option Agreement.

         (b) Notwithstanding anything to the contrary in this Agreement or the Control Trust Agreement, the parties hereto hereby agree that the redemption by the Company of Voting Securities Beneficially Owned by Grupo pursuant to the resolutions attached hereto as Annex G shall not be subject to any provision of this Agreement or the Control Trust Agreement.

SECTION 6.       CONFIDENTIALITY COVENANTS.

         From and after the date hereof, each Original Shareholder Party shall, and shall cause each of its Affiliates to, keep confidential any Confidential Information and shall not, and shall cause each of its Affiliates not to, use any Confidential Information for any purpose, provided that this Section 6 shall not restrict any Person (i) from acting either as required by applicable law or in connection with furthering the business of the Company or (ii) with respect to information or data that (a) was already in the possession of such Person prior to the initial receipt thereof, directly or indirectly, from the Company, (b) is independently developed by such Person without reference of any kind to Confidential Information or (c) is furnished lawfully to such Person by a third party (other than the Company or an Affiliate of such Person or the Company) not known to such Person to be subject to restrictions on disclosure or use of such information or data.

SECTION 7.       MISCELLANEOUS

         7.1 Notices. All notices, demands, requests, certificates or other communications under this Agreement shall be in writing and shall be telegraphed, mailed by certified or registered mail (return receipt requested) with charges prepaid, hand delivered or sent by facsimile transmission, by tested or otherwise authenticated telex or cable or by commercial courier to the address set forth below for each of the Parties (or at such other address as shall be specified by a Party by like notice to all of the other Parties):

                 (i)      if to the Company:

                          Tricom Network
                          Monte Elbruz No. 132
                          Col. Lomas De Chapultepec
                          C.P. 11000
                          Mexico, D.F.
                          Attention:  Benigno Perez Lizaur
                          Telecopier:  011-525-280-4788

                 (ii)     if to Nextel or Nextel Investment:

                          Nextel Communications, Inc.
                          1505 Farm Credit Drive
                          McLean, VA  22101
                          Attention:  Thomas J. Sidman, Esq.
                          Telecopier:  (703) 394-3001

                          with a copy to:

                          Jones, Day, Reavis & Pogue
                          599 Lexington Avenue
                          New York, New York 10022

                          Attention:  Steven D. Guynn, Esq.
                          Telecopier:  (212) 755-7306

                 (iii)    if to Grupo:

                          Grupo Comunicaciones San Luis, S.A. de C.V.
                          Monte Elbruz no. 132
                          Primer Piso, Col. Chapultepec Polanco
                          C.P. 11000, Mexico, D.F.
                          Attention:  Miguel Valladares Garcia
                          Telecopier:  011-525-280-4788

                 (iv)     if to ACC:

                          Associated SMR, Inc.
                          200 Gateway Towers
                          Pittsburgh, PA  15222
                          Attention:  William H. Berkman and
                                  Keith C. Hartman
                          Telecopier:  (412) 281-1914

                          with a copy to:

                          The Associated Group, Inc.
                          3 Bala Plaza East
                          Suite 502
                          Bala Cynwyd, PA  19004
                          Attention:  Scott G. Bruce, Esq.
                          Telecopier:  (215) 660-4920

                 (v)      if to WVM:

                          Wireless Ventures of Mexico, Inc.
                          2300 Clarendon Boulevard
                          Suite 800
                          Arlington, VA  22201
                          Attention:  Rajendra Singh and Hal Perkins
                          Telecopier:  (703) 243-4960

                 (vi)     if to Carlyle:

                          Carlyle-Tricom Investors L.L.C.
                          1001 Pennsylvania Avenue, N.W.
                          220 South
                          Washington, D.C.  20004
                          Attention:  Mark Ein
                          Telecopier:  (202) 347-1818

Notices shall be deemed delivered when received; provided that any notice delivered after business hours or on a Saturday, Sunday or legal holiday at the place of such delivery shall be deemed for purposes of computing any time period hereunder to have been delivered on the next business day in such place of delivery.

         7.2 Expenses. Except as is otherwise expressly provided in this Agreement (including the Annexes), each Principal Shareholder shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with this Agreement or the other agreements contemplated hereby.

         7.3 Benefits; Assignment. (a) The provisions of this Agreement shall be binding upon, and inure to the benefit of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Person (other than the Parties) any rights, remedies or obligations under or by reason of this Agreement.

         (b) None of the Principal Shareholders or the Company shall assign or delegate any of its rights or obligations hereunder or any interest herein without obtaining the written consent of each of the Principal Shareholders and the Company and any purported assignment or delegation made without obtaining such written consent shall be null and void; provided, that the foregoing shall not be deemed to prevent assignments to other members of a Principal Shareholder's Principal Shareholder Group and assignments pursuant to Section
A.15 of Annex A hereto, each of which are expressly permitted hereunder. Notwithstanding the foregoing Nextel may assign and transfer its rights and obligations hereunder, without the consent of the other Parties, in connection with a merger with or into, or other combination or consolidation with another Person, or transfer of substantially all of its assets to another Person (such other Person being herein referred to as the "New Person"), provided that the New Person becomes liable for the performance of all obligations of Nextel prior to or at the time of such merger, combination, consolidation or transfer of assets; each reference to Nextel herein shall, if the context requires, be deemed to refer to the New Person.

         7.4 Entire Agreement; Amendment and Waiver. This Agreement (which includes the Annexes hereto), the Amendment, dated as of the date hereof, among each of the Parties hereto and Banco del Atlantico, S.A. and the Control Trust Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by each of the Parties. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by such Person. Any waiver of a breach of this Agreement by any Party shall not operate or be construed as a waiver by such Party of any subsequent breach.

         7.5 Headings. The headings in this Agreement are for convenience only and shall not affect the construction hereof.

         7.6 Governing Law. THE VALIDITY, CONSTRUCTION, ENFORCEABILITY AND INTERPRETATION OF THIS AGREEMENT (OTHER THAN THE PROVISIONS OF ANNEX A) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF MEXICO, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF MEXICO OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE LAWS OF MEXICO. THE VALIDITY, CONSTRUCTION, ENFORCEABILITY AND INTERPRETATION OF THE PROVISIONS OF ANNEX A SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE LAWS OF NEW YORK.

         7.7 Arbitration. (a) Except for obtaining a temporary restraining order or preliminary injunction to prevent immediate irreparable harm, any controversy, conflict or dispute of any nature that arises in relation to this Agreement shall be settled exclusively and finally by arbitration, which will be carried out in conformity with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "ICC") in effect on the date of this Agreement (the "ICC Rules"). The arbitration will be carried out by three arbitrators. In the event that there are two sides to any such arbitration, one arbitrator shall be appointed by each side in accordance with Article 4.4 of the ICC Rules as if each side were a "party" (as such term is used in Article 4.4 of the ICC Rules) and the third arbitrator shall be selected by the two party-appointed arbitrators or, failing agreement within 45 days after the notice of intention to arbitrate is filed with the ICC (or such other period as may be agreed by the two sides to such arbitration), by the ICC in accordance with the ICC Rules; provided that any such third arbitrator selected by the ICC shall not be a national of either the United States or Mexico. If there are more than two sides to any such arbitration, then the parties to such arbitration shall appoint the three arbitrators directly by delivering a written notice of appointment, signed by all parties to the arbitration, to the ICC within 45 days after the notice of intention to arbitrate is filed with the ICC (or such other period as may be agreed by all the parties to such arbitration). In the event the parties to the arbitration shall fail so to appoint three mutually acceptable arbitrators, the arbitrators (or those that have not been appointed) shall be appointed by the ICC. Unless all of the parties to such arbitration otherwise agree, all arbitrators appointed in any such arbitration shall be bilingual in English and Spanish; provided that in the event that the ICC appoints all three arbitrators, unless all the parties to such arbitration otherwise agree, one such arbitrator shall be a national of Mexico, one such arbitrator shall be a national of the United States and the chairman of such arbitration panel shall be a national of a country other than the United States or Mexico.

         (b) The arbitration will be carried out in Mexico D.F., Mexico, in the English language in conformity with the substantive law set forth in
Section 7.6 and the procedural rules set forth in this Section 7.7 and in
Section 7.8 hereof; provided, however, that any party to the arbitration proceeding with reasonable prior notice to the other parties to such arbitration may submit testimony or documentary evidence in Spanish, and shall, upon request of any other party to the arbitration proceeding, furnish a translation into English of any such testimony or documentary evidence. Any translation of documentary evidence shall be provided a reasonable period of time before its submission in the proceeding.

         (c) In order to facilitate the comprehensive resolution of related disputes between or among any of the parties hereto, and upon request by any party to the arbitration proceeding, the arbitration panel may at any time before the first oral hearing of evidence, consolidate the arbitration proceeding with any other arbitration proceedings between or among all or any of the parties to this Agreement arising under the Control Trust Agreement.

         (d) At any oral hearing of evidence, each party to the arbitration proceeding or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of an opposing party. No evidence of any witness shall be presented in written form unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the arbitration proceeding otherwise agree in writing or except under extraordinary circumstances where the interests of justice require a different procedure.

         (e) Any decision or award of the arbitrators shall be final and binding upon the parties to such arbitration, and judgment upon any such arbitral award may be entered in any court of competent jurisdiction. The Parties hereby waive, to the fullest extent permitted by applicable law, any rights to appeal or to review of such decision or award by any court or tribunal.

         (f) To the extent that any Party has or hereafter may acquire any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby, to the fullest extent permitted by applicable law, irrevocably waives such immunity in respect of its obligations under this Agreement, in connection with any application for judicial acceptance and an order of enforcement of any such decision or award.

         7.8 Remedies. It is agreed that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that in addition to a party's right to seek a temporary restraining order or preliminary injunction to prevent immediate irreparable harm, an arbitration panel convened under Section 7.7 shall have the power to grant an injunction or injunctions to prevent breaches of this Agreement, to the extent that such an injunction may be granted by a court of competent jurisdiction of the United States, and the parties shall be entitled to enforce specifically the terms and provisions of an award of such arbitration panel providing for such an injunction or injunctions in any such court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof or at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

         7.9 Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby as long as the remaining provisions do not fundamentally alter the relations among the Parties.

         7.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered, shall constitute an original and all together shall constitute one instrument.

         7.11 English Version Governs. This Agreement, following its execution and delivery, may be translated into Spanish for the convenience of the Parties; provided that in the event of any issue of interpretation, the English version shall always govern and prevail.

         7.12 Further Assurances. Each Principal Shareholder agrees to exercise its Beneficiary Rights, if any, and to take such other actions (including, without limitation, under the Control Trust Agreement) as are reasonably necessary to implement the provisions of this Agreement.

         7.13 Relationship to Estatutos. In the event of any conflict or inconsistency between the provisions of the Estatutos and the provisions of this Agreement, then as among the parties hereto, the provisions of this Agreement shall govern.

         7.14    Nextel to Act as Agent and Primary Obligor.

         (a) Whenever it is provided in this Agreement or the Control Trust Agreement that any communication is to be made to

Nextel, Nextel Investment or any Qualified Affiliate of Nextel Investment, it shall be sufficient if such communication is made only to Nextel, which shall act as agent (the "Agent") for Nextel Investment and all Qualified Affiliates thereof, and, notwithstanding anything to the contrary contained in this Agreement or the Control Trust Agreement, no such communication need be delivered to Nextel Investment or any Qualified Affiliate thereof. Any instrument signed by the Agent, on behalf of Nextel, Nextel Investment or any Qualified Affiliate of Nextel Investment, shall be binding on Nextel, Nextel Investment and such Qualified Affiliate, respectively, and neither any party hereto nor any other Person shall be required to inquire into the authority of the Agent in so acting.

         (b) Nextel shall be and remain obligated under this Agreement and the Control Trust Agreement as a primary obligor (and not merely as a surety) in respect of the obligations of Nextel Investment. Nextel hereby agrees that for so long as Nextel Investment or any Qualified Affiliate thereof Beneficially Owns Shares, Nextel shall own all of the shares of Nextel Investment.

         7.15 Termination of Joint Venture Agreement. Each of the Company, Grupo, WVM, and ACC hereby consents to (i) the termination of the Agreement of Association and Joint Venture in Corporation Mobilcom (the "Joint Venture Agreement") of April 20, 1993 among Comunicaciones Troncales, S.A. de C.V., WVM, ACC, International Wireless Communications ("IWC") and Far East Agrobusiness Consultants, Limited ("FEAC") as of March 3, 1995 which was the date upon which each of the other parties thereto consented to termination of the Joint Venture Agreement and (ii) to the substitution of this Agreement in its entirety for the Joint Venture Agreement with respect to its relations with each of the other Parties that is a party to the Joint Venture Agreement.

         7.16 Representations and Warranties. Each party hereto makes the representations and warranties set forth in Annex E to the other parties hereto as of the date it becomes a party to this Agreement and, in the case of the parties hereto on the Closing Date, as of the Closing Date.

         7.17 Subordinated Amount. Each of the parties hereto agrees that, notwithstanding the terms of indebtedness in respect of the Subordinated Amount (as defined in the Nextel Purchase Agreement), payments shall be made by the Company in respect of such indebtedness only to the extent that they are permitted by Section 4.2(b) of the Nextel Purchase Agreement; it being understood and agreed that the Company shall, upon receipt of the entire $11.4 million capital increase approved by the Company's shareholders meeting resolution dated June 7, 1996, use the second installment of payments to the Company from the shareholders participating in the capital increase approved at such shareholders meeting to repay in its entirety such indebtedness, and such repayment shall be considered to be permitted by Section 4.2(b) of the Nextel Purchase Agreement.

         7.18 Company Covenant Regarding Certain Actions. The Company covenants and agrees with the other parties hereto that so long as the Control Trust Agreement is in effect, it will not take any of the actions referred to in Section 6.3(d) of the Control Trust Agreement unless such action has been previously approved by a vote of the Company's shareholders at a duly convened meeting or unless both (a) Nextel and Grupo, to the extent their consent is required pursuant to Section 6.3(d) of the Control Trust Agreement, have expressly consented in writing to the taking of such actions without a shareholders meeting and (b) each Principal Shareholder Group has received prior notice of such action. The Company shall be entitled to assume that the Control Trust Agreement is in effect unless otherwise notified in writing by the Control Trustee or a Qualified IPO has occurred.

         7.19    [Intentionally Deleted.]

         7.20 Termination of Rights. From and after the Transfer by any Principal Shareholder Group of all of its interests in Voting Securities (including, without limitation, all Liens on and rights to acquire Voting Securities), the rights and obligations of such Principal Shareholder Group hereunder shall terminate, provided, however, that this provision shall not be deemed to affect any rights of any party hereto arising from any breach of this Agreement by any party occurring prior to such Transfer.

         7.21    Inconsistency with Put-Call Agreement.

         (a) In the event of any inconsistency or conflict between the provisions of the Put-Call Agreement and the provisions of this Agreement or the Control Trust Agreement which would (a) prevent, impair or delay under the Put-Call Agreement the Selling Shareholders' (as defined therein) exercise of the Put Right (as defined therein) and receipt of the Put Price (as defined therein) (b) prevent, impair, or delay Nextel Investment's exercise of the Call Right (as defined therein) (and upon such exercise, the Selling Shareholders' receipt of the Call Price (as defined therein)) or (c) limit Nextel Investment's ability to purchase Shares under the Put-Call Agreement without having to purchase Shares of other persons or waive any rights under the provisions of this Agreement or the Control Trust Agreement, such provisions in this Agreement or the Control Trust Agreement shall be deemed to be superseded by the Put-Call Agreement to the extent necessary to eliminate such inconsistency or conflict.

         (b) Section 7.21(a) hereof shall not apply to any modification or amendment of the Put-Call Agreement as attached hereto as Annex J, other than the addition of any Shareholder as a party to the Put-Call Agreement, except to the extent that

Grupo has consented in writing to such modification or amendment (which consent shall not be unreasonably withheld).

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.




                                    NEXTEL COMMUNICATIONS, INC.


                                    By:  /s/ Brian D. McAuley
                                         --------------------------------------
                                    Name:  Brian D McAuley
                                    Title:  Vice Chairman

                                    NEXTEL INVESTMENT COMPANY


                                    By:  /s/ Thomas J. Sidman
                                         --------------------------------------
                                    Name:  Thomas J. Sidman
                                    Title:  Vice President


                                    GRUPO COMUNICACIONES SAN LUIS,
                                    S.A. DE C.V.


                                    By:  /s/ Miguel Fernando Valladares Garcia
                                         --------------------------------------
                                    Name:  Miguel Fernando Valladares Garcia
                                    Title:  President

                                    ASSOCIATED SMR, INC.


                                    By:  /s/ William Berkman
                                         -------------------------------------
                                    Name:  William Berkman
                                    Title:  Vice President

                                    WIRELESS VENTURES OF MEXICO, INC.


                                    By:  /s/ Rajendra Singh
                                         -------------------------------------
                                    Name:  Rajendra Singh
                                    Title:  President

                                    CARLYLE-TRICOM INVESTORS L.L.C.


                                    By:  /s/ Michael Ein
                                         -------------------------------------
                                    Name:  Michael Ein
                                    Title:  Vice President

                                     CORPORACION MOBILCOM, S.A. DE C.V.


                                     By:  /s/ Miguel Fernando Valladares Garcia
                                          -------------------------------------
                                     Name:  Miguel Fernando Valladares Garcia
                                     Title:  President